ASSET PURCHASE AGREEMENT

LUXOR CAPITAL, LLC
And
SOURCE GOLD CORP.

This Asset Purchase Agreement (the "Agreement") is made as of the 22nd day of February 2016 by and between, Source Gold Corp. (“SRGL”), a Nevada corporation (“Buyer”), and Luxor Capital LLC, a Nevada Limited Liability Corporation (“Seller”).

PRELIMINARY STATEMENT

The Buyer desires to acquire, and the Seller desires to sell Intellectual Property, owned by the Seller, and the Seller desires to provide Know How regarding that Intellectual Property under the terms and conditions stated below.

The Buyer and the Seller acknowledge that upon consummation of the transaction contemplated hereunder, Seller will assign a certain asset, and provide “know how” that will enable SRGL to launch a Social Online Gaming Business, together valued at Two Million Eight Hundred Seventy Four Thousand Seven Hundred Twelve Dollars ($2,874,712.00). As consideration for the Gaming IP and the “know how”, the Buyer shall issue, or cause to be issued, two billion five hundred thousand (2,500,000,000) shares of a Source Gold Corp. Common Stock; par value $0.00001, valued at $0.0002 per share to Seller and/or its designated parties.

Additionally, Buyer shall issue, or cause to be issued, a Convertible Promissory Note to the benefit of the Seller and/or its designated parties, in the amount of Two Million Three Hundred Seventy Four Thousand Seven Hundred Twelve Dollars ($2,374,712.00) that will convert at 100% of the lowest trading price of SRGL Common Stock of the preceding seven days, or $0.0002 per share, whichever is highest.

Additionally, Buyer, or its designees, shall, in exchange for certain outstanding debts, exchange certain mining claims owned by Buyer (Schedule A) to the holders of the outstanding debt as set forth below in paragraph 1.04 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	ACQUISITION OF THE ASSETS AND OTHER ACTIONS

     1.01   ACQUISITION OF THE SELLER’S ASSETS.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, assign and transfer all of its right, title and interest to its Gaming IP to the Buyer (collectively, the "Seller’s Assets").

1.02	CONDITIONS PRECEDENT
The Asset Acquisition Agreement will only be of force and effect once the Conditions Precedent have been satisfied.

As a Condition Precedent, SRGL will have twenty working days from the signing of this agreement to meet the Conditions Precedent outlined in this document, failing which, this agreement will be Null and Void.

Parties will have the right to extend the fourteen-day period outlined above by mutual written consent.

1.03	CONSIDERATION FOR THE SELLER’S ASSETS.

In consideration for the sale and transfer of the Seller’s Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date:

(a)           Provide full set of accounts in order for Seller to perform due diligence on Buyer; and
(b)           As consideration for the Gaming IP and the “know how”, the Buyer shall issue, or cause to be issued, to Seller and/or its designated parties two billion five hundred thousand (2,500,000,000) shares of a Source Gold Corp. Common Stock; par value $0.00001, valued at $0.0002 per share.

Additionally, Buyer shall issue, or cause to be issued, a Convertible Promissory Note to the benefit of the Seller and/or its designated parties, in the amount of Two Million Three Hundred Seventy Four Thousand Seven Hundred Twelve Dollars ($2,374,712.00) that will convert at 100% of the lowest trading price of SRGL Common Stock of the preceding seven days, or $0.0002 per share, whichever is highest.

(c)           Seller shall not assign or convert the any portion of the Convertible Promissory Note until the first anniversary of the issuance.

1.04	OUTSTANDING CONVERTIBLE DEBT EXCHANGE.

Certain Convertible Debt holders, Rider Capital Corp., Direct Capital Group, Inc., and Xploration, Inc. (collectively “Note Holders”) own several Convertible Promissory Notes in SRGL (“Notes”), and totaling Two Million Six Hundred Forty One Thousand Eight Hundred Ninety Seven Dollars ($2,641,897.00).  The Note Holders have agreed to sell back Two Million One Hundred Forty One Thousand Eight Hundred Ninety Seven Dollars ($2,141,897.00) of the debt to the Buyer, or its designee in exchange for the mining claims owned by the Buyer.  The Note Holders and Buyer have agreed to the following schedule of liquidation of the Note(s):

(a)           The Note Holders shall convert and liquidate up to Five Hundred Thousand Dollars ($500,000) of the $2,641,897.00 Notes within seven months, or when it has liquidated up to Three Hundred Fifty Thousand Dollars ($350,000), whichever comes first.  During the seven months the Note Holders are liquidating the $350,000, Note Holders shall have exclusive rights to be the only liquidators of said debt;

(b)           Note Holders may convert and liquidate up to 9.99% of the issued and outstanding shares of SRGL Common Stock at any one time;

(c)           Note Holders shall convert a minimum of Fifty Thousand Dollars ($50,000) of debt in any thirty-day period;

(d)           Note Holders shall have the right to convert up to One Hundred Thousand Dollars ($100,000) worth of debt in any given thirty-day period; Note Holders must get mutual agreement from the Buyer to convert more than $100,000 of the debt in any given thirty-day period;

(e)           Note Holders and Buyer agree that Note Holders shall not convert and sell more than Two Hundred Fifty Thousand Dollars ($250,000) worth of debt in any given thirty-day period;

(f)           At the end of the seventh month period of liquidation, or when at least Three Hundred Fifty Thousand Dollars ($350,000) worth of the debt has been liquidated, Buyer, or its designee, may begin the liquidation of the Two Million One Hundred Forty One Thousand Eight Hundred Ninety Seven Dollars ($2,141,897.00) worth of debt;

(g)           At the end of the seven months liquidation period, or when at least Three Hundred Fifty Thousand Dollars ($350,000) worth of the debt has been liquidated by Note Holders, Mr. Edward Aruda will tender his resignation of his position as a member of the Board of Directors;

(h)           Buyer shall set aside 28% of the liquidation in the Note Holders account to cover taxable events for Note Holders; and

(i)           Buyer shall provide an additional 15% of any portion or all of the $2,141,897.00 debt sold, to the Note Holders in exchange for processing the paperwork, the liquidation process, and/or any other actions required to facilitate the liquidation of the debt.

1.05	MUTUAL COOPERATION

All parties involved in this transaction, and under the terms and conditions of this Agreement, at all times, shall cooperate, one with the other, to facilitate the liquidation of the Note Holders debt and will each, one with the other, provide, to the best of its ability, any paperwork necessary to facilitate the liquidation, in a timely and efficient manner.

1.06	INABILITY TO LIQUIDATE

In the event seven months have passed and the Note Holders, through no fault of its own, but for reasons beyond its control, have been unable to liquidate the entire amount of $500,000, all parties will mutually agree to a best course of action solution to accommodate all parties so that the intent of this Agreement can be carried out, including, but not limited to, extending the amount of time Note Holders have to liquidate the remainder, if any, of the $500,000 amount.

1.07	SERIES B PREFERRED VOTING SHARES

In further consideration of the purchase of the Gaming IP and the “know how” 1,000 issued and outstanding Series B Preferred Voting Shares, currently issued in Edward Aruda’s name and evidenced by Certificate Number PRB1, shall be sent to Sharon Mitchell of SD Mitchell & Associates, PLC to hold in escrow until the end of the seven months or when at least Three Hundred Fifty Thousand Dollars ($350,000) worth of the debt, described in paragraph 1.01 (a) of this Agreement, has been liquidated by Note Holders; at which time, Certificate Number PRB1 shall be sent to President Stock Transfer to be reissued to Luxor Capital, LLC, or its designated party.

      1.08   CLOSING.

The Closing shall take place at the offices of Source Gold Corp., at 17:00 hours on February 23, 2016, or at such other place, time or date as may be mutually agreed upon in writing by the parties, once the Conditions Precedent have been met (the "Closing Date").

      1.09   CONSENT TO ASSIGNMENT.

This Agreement may not be assigned, hypothecated, transferred or contracted to another party without the express written consent of both parties.

       1.10 ADDITIONAL UNDERSTANDINGS & COMMITMENTS
Additional to all other clauses and commitments in this Agreement, both parties acknowledge and agree to the following –

•	An MOU has been signed between Parties

•	The terms of the MOU will form the basis of this Asset Purchase Agreement

2.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER’S ASSETS.

The Seller represents and warrants to the Buyer as follows:

(a) The Seller has good and marketable title to the Seller’s Assets, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller, or the transfer, conveyance and sale of the Seller’s Assets to the Buyer pursuant to the terms hereof.

(c) No broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(d) Seller is not in default under any of the Seller Contracts, and, to the Seller's knowledge, no third party is in default under any of the Seller’s Assets. The Seller’s Assets, together with the assets held by the Company, constitutes all of the assets necessary to operate the business of the Seller and the Company as currently conducted.

3.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER.

The Seller represents and warrants to the Buyer as follows:

3.01	ORGANIZATION.

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02	THE COMPANY.

Schedule 3.02 attached hereto sets forth: (i) the name of the Company; (ii) the jurisdiction of incorporation of the Company; (iii) the names of the officers and directors of each Company; and (iv) the jurisdictions in which the Company is qualified or holds licenses to do business. The Company is an LLC duly organized and validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own its properties and carry on its business as now being conducted.

3.03	AUTHORIZATION.

The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound.

3.04	ABSENCE OF UNDISCLOSED LIABILITIES.

Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, or (b) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, none of the Company has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Company.

3.05	LITIGATION.

There is no action, suit or proceeding to which the Seller is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Seller, to the best of its knowledge, no officer, director or employee of the Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Seller; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Seller to take any action of any kind with respect to its business, assets or properties.

3.06          COMPLIANCE WITH AGREEMENTS AND LAWS.

The Seller has all requisite licenses, permits and certificates from all local authorities necessary to conduct its respective business and to own and operate its assets (collectively, the "Permits"). The Seller is not in violation in any material respect of any law, regulation or ordinance relating to its properties. The Seller has not violated, and on the date hereof will not violate any local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.07	FULL DISCLOSURE.

There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

4.	REPRESENTATIONS OF THE BUYER REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

4.01	ORGANIZATION AND AUTHORITY.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02	CAPITALIZATION OF THE Buyer

On the date hereof, the Buyer's authorized capital stock consists of 8,000,000,000 shares of Common Stock, US $0.00001 par value, of which 201,556,400 shares are issued and outstanding, with 19,999,000 preferred A stock authorized. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable.

4.03	AUTHORIZATION.

The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, as well as the transactions contemplated herein, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

4.04	LITIGATION.

There is no judgment, suit, proceeding, action, or legal administrative, arbitration or order,  or governmental  investigation  pending or, to the knowledge of the Buyer,  threatened, to which the Buyer is a party which, considered individually or in the aggregate, would reasonably be expected to materially  impair the Buyer's  ability to perform its obligations under this Agreement.

4.05	BROKER'S FEE.

No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

5.	CONFIDENTIALITY.

The Seller recognizes and acknowledges that by reason of the terms contemplated in this Agreement, has had access to confidential information relating to the Buyer’s business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Seller in a manner designed to protect the confidentiality of the Confidential Information; or (d) represents historical information reasonably required by a prospective purchaser of the Seller.

6.	NOTICES.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

SOURCE GOLD CORP.
4264 Lady Burton Street,
Las Vegas, NV 89129
432-242-1325

To the Seller:

LUXOR CAPITAL LLC
3651 Lindell Road, Suite D
Las Vegas, NV 89103

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

7.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

8.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a)           This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Directors or officers, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b)           If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.  The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

9.	SEVERABILITY.

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.	INVESTIGATION OF THE PARTIES.

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

11.	EXPENSES.

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Seller shall be allocated to and borne by the Seller.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13. SECTION HEADINGS.

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

14.	MODIFICATIONS.

This Agreement can be modified only by a written agreement duly signed by each party.

15.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

16.               DEFAULT

In the event that either Party(s) defaults on this Agreement, defaulting Party shall have 15 days to cure the default.  In the event that the default is not cured in 15 days, or if it is found to be incurable, the transaction contemplated under this Agreement shall “unwind” in accordance with the Unwind Agreement entered into and executed by all Parties.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:	SOURCE GOLD CORP.

	By:	/s/Edward Aruda
Edward Aruda, Chief Executive Officer

SELLER:	LUXOR CAPITAL, LLC.

	By:	/s/Anthony B Goodman
Anthony B Goodman, Managing Member

NOTE HOLDER:      DIRECT CAPITAL GROUP, INC.

      By: _/s/Jon Fullenkamp______________
Jon Fullenkamp, President

NOTE HOLDER:      RIDER CAPITAL CORP.

     By:  __/s/Jon Fullenkamp_______________
  Jon Fullenkamp, President

NOTE HOLDER:      XPLORATION, INC.

     By: _/s/Jon Fullenkamp_______________
Jon Fullenkamp, President

SCHEDULE A – MINING CLAIMS

Vulture Gold Mine

Thunder Bay Mine

KRK West Mine

SCHEDULE 3.02

SOURCE GOLD CORP

Established in the State of Nevada June 4th, 2008

Active and in Good Standing with the State of Nevada

Chairman – Anthony B Goodman

CEO – Anthony B Goodman

President – Anthony B Goodman

Secretary – Anthony B Goodman

Treasurer – Anthony B Goodman

CFO – Ms. Weiting (Cathy) Feng

Directors

Anthony B Goodman

Ms. Weiting (Cathy) Goodman

Edward J Aruda

GAMING IP

Luxor has developed and owns a proprietary advanced software platform and support backend for the online social gambling industry, targeting existing online gaming operators.

The proprietary gaming software platform and support backend allows operators to utilize a diverse selection of social gaming content from leading providers via one software platform and incorporates state of the art loyalty and monetization solutions. The software creates a social collaborative environment and leverages off the rapidly growing social media networks.

With Luxor’s long standing relationships with Licensed Junket Operators in Asia, they have an intimate knowledge of the Junket Operations that account for over 70% of the casino revenues in Macau which currently dominates the worlds gaming market. These relationships will ensure rapid and extensive distribution and utilization.

The Luxor management and operations are located in Sydney, Australia, Manila, Philippines and Las Vegas Nevada with additional offices strategically located to support and market the Social Gaming Business. Further, Luxor owns the distribution rights for the world’s leading gaming content that will allow it to build a solid Social Gaming business with an experienced team of online gaming operators and has been setup with the sole intention of focusing on the rapidly evolving Asian and US Social Gaming Market.